TABLE 3
VECTOR GROUP LTD. AND SUBSIDIARIES
COMPUTATION OF PRO-FORMA ADJUSTED EBITDA
(Unaudited)
(Dollars in Thousands)

	LTM	Three Months Ended		Six Months Ended
	June 30,	June 30,		June 30,
	2015	2015	2014	2015	2014

Net income attributed to Vector Group Ltd.	$65,297	$17,868	$7,925	$38,824	$10,505
Interest expense	144,862	31,761	44,183	63,507	79,636
Income tax expense	48,251	11,364	6,101	24,043	9,043
Net income attributed to non-controlling interest	8,300	1,837	5,106	2,097	6,055
Depreciation and amortization	24,668	6,442	5,462	12,723	12,554
EBITDA	$291,378	$69,272	$68,777	$141,194	$117,793
Change in fair value of derivatives embedded within convertible debt (a)	(30,805)	(5,256)	(1,970)	(11,716)	(320)
Equity (gain) loss on long-term investments (b)	1,085	1,657	273	1,694	(633)
(Gain) loss on sale of investment securities available for sale	(12,899)	190	18	(12,839)	71
Equity income (loss) from real estate ventures (c)	(6,553)	(1,856)	1,808	(2,194)	256
Pension settlement charge	1,607	1,607	—	1,607	—
Acceleration of interest expense related to debt conversion	1,087	—	439	—	4,118
Stock-based compensation expense (d)	4,664	1,236	464	2,400	987
Litigation settlement and judgment expense (e)	3,068	1,250	—	2,093	1,500
Impact of MSA settlement (f)	—	—	(1,419)	—	(1,419)
Purchase accounting adjustments (g)	1,562	358	367	690	606
Other, net	(8,272)	(1,525)	(3,575)	(3,421)	(5,701)
Pro-forma Adjusted EBITDA	$245,922	$66,933	$65,182	$119,508	$117,258
Pro-forma Adjusted EBITDA attributed to non-controlling interest	(11,901)	(2,913)	(5,712)	(3,997)	(7,954)
Pro-forma Adjusted EBITDA attributed to Vector Group Ltd.	$234,021	$64,020	$59,470	$115,511	$109,304

Pro-forma Adjusted EBITDA by Segment
Tobacco	$226,476	$62,024	$53,273	$115,496	$100,188
E-cigarettes	(14,498)	(2,400)	(3,765)	(5,564)	(4,190)
Real Estate (h)	43,533	10,326	18,890	15,717	28,220
Corporate and Other	(9,589)	(3,017)	(3,216)	(6,141)	(6,960)
Total	$245,922	$66,933	$65,182	$119,508	$117,258

Pro-forma Adjusted EBITDA Attributed to Vector Group by Segment
Tobacco	$226,476	$62,024	$53,273	$115,496	$100,188
E-cigarettes	(14,498)	(2,400)	(3,765)	(5,564)	(4,190)
Real Estate (i)	31,632	7,413	13,178	11,720	20,266
Corporate and Other	(9,589)	(3,017)	(3,216)	(6,141)	(6,960)
Total	$234,021	$64,020	$59,470	$115,511	$109,304

a.	Represents income or losses recognized from changes in the fair value of the derivatives embedded in the Company's convertible debt.

b.	Represents income or losses recognized on long-term investments that the Company accounts for under the equity method.

c.	Represents equity income recognized from the Company's investment in certain real estate businesses that are not consolidated in its financial results.

d.	Represents amortization of stock-based compensation.

e.	Represents accruals for settlements of judgments in the Engle progeny tobacco litigation.

f.	Represents the Company's tobacco business's settlement of a long-standing dispute related to the Master Settlement Agreement.

g.	Amounts represent purchase accounting adjustments recorded in the periods presented in connection with the increase of the Company's ownership of Douglas Elliman Realty, LLC, which occurred in 2013.

h.
Includes Pro-forma Adjusted EBITDA for Douglas Elliman Realty, LLC of $41,071 for the last twelve months ended June 30, 2015 and $9,906, $15,791, $13,591,and $23,175 for the three and six months ended June 30, 2015 and 2014, respectively. Amounts reported in this footnote reflect 100% of Douglas Elliman Realty, LLC's entire Pro-forma Adjusted EBITDA.

i.
Includes Pro-forma Adjusted EBITDA for Douglas Elliman Realty, LLC less non-controlling interest of $28,992 for the last twelve months ended June 30, 2015 and $6,993, $11,147, $9,594, and $16,359 the three and six months ended June 30, 2015 and 2014, respectively. Amounts reported in this footnote have adjusted Douglas Elliman Realty, LLC's Pro-forma Adjusted EBITDA for non-controlling interest.